Exhibit 4.6
AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the 26 day of May 2024 (the “Effective Date”), by and among IM Cannabis Corp (“Company” or “IMCC”), I.M.C Holdings Ltd. (“Holding Company”), and Kadimastem Ltd. (“Kadimastem”) (each of the parties above – a “Party” and, collectively, the “Parties”).

WHEREAS, on February 13, 2024, the Kadimastem and Company entered into a term sheet in connection with a contemplated reverse merger transaction, as amended on February 28, 2024 (the “Term Sheet” and “Transaction”, respectively); and,

WHEREAS, concurrently with the foregoing amendment to the Term Sheet, Kadimastem entered into a loan agreement with Holdings Company on February 28, 2024 (the “Loan Agreement”), pursuant to which Kadimastem provided a loan in the principal amount of US$300,000 (the “Outstanding Principal”) out of an aggregate principal of $650,000 (the “Loan”) to the Holding Company to address the working capital needs of the Holdings Company in connection with the foregoing disposition of assets and management of the CVR process as defined and specified in the Term Sheet (the “Purpose”); and,

WHEREAS, due to recent changes in the cannabis market specifically in Germany and in the US where the Company operates and other considerations not related to Kadimastem, the Company has decided to cancel the planned reverse merger, and rather to remain an active public company with the current cannabis operations.

NOW, THEREFORE, the Parties hereby agree as follows:

1)
Repayment. Company and Holdings Company acknowledge that since the Outstanding Principal amounts were to be used solely for the Purpose, such amounts are to be repaid to Kadimastem. Accordingly, The Holding Company, the Company shall repay to Kadimastem the entire Outstanding Principal and the interest accrued thereon, on the following dates : (1) An amount of $100,000 USD shall be paid on June 1st, 2024; (2) An amount of $100,000 USD shall be paid on July 1st, 2024; (3) An amount of $100,000 USD and the accumulated interest for the period according to the schedule payments as set above amounting to $9,000 shall be paid on July 31st, 2024.

All remaining Outstanding Principal at any time shall accrue interest according to the Loan Agreement until actually repaid.

2)
Guarantees and Collateral. The collateral and guarantees set forth in the Loan section of the Term Sheet including without limitation all of the provisions in the penultimate sentence of such section relating to collateral and guarantees shall remain in effect until repayment in full is made of the Loan and all interest thereon and related costs. In particular, the personal guarantee of Mr. Oren Shuster provided for in such section remains in effect. In support of repayment of the Loan, IMC shall on the date hereof provide to Kadimastem three post-dated checks of IMC in the amounts set forth in Section 1 above and dated the respective dates thereof. The payment on such checks is covered by the personal guarantee of Mr. Oren Shuster as is set forth in the Term Sheet. The foregoing is designated to solely amend the repayment schedule under the Loan Agreement and shall not derogate any other rights Kadimastem has under the Loan Agreement (as amended by section 1).

3)
Termination of Loan Agreement. Upon and subject to the full repayment thereof in accordance with Section 2 above, the Loan Agreement shall be deemed terminated by the Parties, without any of the Parties having any claims and/or demands towards each other in connection thereof.

4)
Termination of the Term Sheet. The Term Sheet shall be terminated upon the signing of this Agreement. Upon termination, all obligations, rights, and responsibilities outlined in the Term Sheet shall be deemed null and void, and the provisions of this Agreement shall govern the relationship between the Parties, provided that the Confidentiality provisions in the Term Sheet shall remain in effect.

5)
Mutual Waiver of Claims. Without derogating from the above Sections 1, 2 and 3 above, each Party hereby mutually waives any and all claims against the other Party in connection with the Loan Agreement and the Term Sheet (including the termination of the Term Sheet under Section 4, the resulting Parties’ separation and grounds thereof). This waiver includes any and all rights, demands, actions, causes of action, suits, liabilities, and damages of any kind, whether known or unknown, which may have arisen or may arise in the future out of or relating to the Loan Agreement and the Term Sheet. This waiver shall be effective upon the signing of this Agreement and shall be binding on the Parties and their respective successors and assigns. However, in the event that the Loan is not repaid in accordance with Section 1, this waiver does not and shall not extend to any claims arising in relation to the Loan or the Loan Agreement.

6)
General. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel and the pertinent courts of Tel-Aviv Jaffa District shall have full jurisdiction over any dispute arising in connection with this Agreement. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if sent by confirmed electronic mail or facsimile, or email or if mailed, by first class mail, postage prepaid, return receipt requested, or by overnight courier, to the address set forth above or to such other address as each Party shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or confirmed electronic mail or facsimile, on the third business day after the mailing thereof or on the first day after delivery by overnight courier and on the first business day after the emailing thereof. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof or thereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted from this Agreement. Any Capitalized Terms not herein defined shall have the same meaning as in the Loan Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

IM CANNABIS CORP

By: Oren Shuster
Title: CEO

I.M.C HOLDINGS LTD.

By: Oren Shuster
Title: CEO

KADIMASTEM LTD.

By:
Title:

[Separation Agreement - Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

IM CANNABIS CORP

By: Oren Shuster
Title: CEO

I.M.C HOLDINGS LTD.

By: Oren Shuster
Title: CEO

KADIMASTEM LTD.

  /s/ Asaf Shiloni       /s/ Ronen Twito
By: Asaf Shiloni     Ronen Twito
Title: CEO              Executive Chairman

[Separation Agreemenl - Signature Page]